SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2012

JEFFERSONVILLE BANCORP

(Exact name of registrant as specified in its charter)

New York	0-19212	22-2385448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 398, Jeffersonville, New York 12748

(Address of principal executive offices)

Registrant’s telephone number, including area code: (845) 482-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2012, Jeffersonville Bancorp (the “Company”) announced the appointments of Mr. Philip Coombe III, Mr. David W. Bodenstein, and Mr. Fred W. Stabbert III to serve on the Board of Directors of the Company and the Company’s wholly-owned subsidiary bank, The First National Bank of Jeffersonville (the “Bank”). Messrs. Bodenstein and Stabbert will serve in the class of directors whose term expires in 2013. Mr. Coombe will serve in the class of directors whose term expires in 2014. The appointments were effective on August 14, 2012.

The newly appointed directors are expected to serve on the following committees of the Board of Directors:

Mr. Coombe -	Loan Committee and Compliance & Asset/Liability Committee.

Mr. Bodenstein -	Loan Committee and Audit Committee.

Mr. Stabbert -	Loan Committee and Strategic & EDP Committee.

There are no arrangements or understandings between the newly appointed directors and any other person pursuant to which they were selected as a director.

There are and have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Mr. Coombe that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Messrs. Bodenstein and Stabbert are customers of, and have had loan transactions, with the Bank. The loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and which did not involve more than the normal risk of collectibility or present other unfavorable features.

In addition, Mr. Bodenstein is the President of Mike Preis, Inc., the Bank’s primary insurance agency. In the Bank’s last fiscal year, the total insurance premiums paid to Mike Preis, Inc. by the Company approximated $202,000.

A copy of the press release relating to the appointments, dated August 17, 2012, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JEFFERSONVILLE BANCORP
(Registrant)

/s/ John A. Russell
John A. Russell
Senior Vice President and Chief Financial Officer

Date: August 17, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 17, 2012.